UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2022

ONTO INNOVATION INC.
(Exact name of registrant as specified in its charter)
Delaware	001-39110	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16 Jonspin Road, Wilmington, Massachusetts 01887
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (978) 253-6200

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value per share	ONTO	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Director

Effective March 21, 2022, the Board of Directors (“the Board”) of Onto Innovation Inc. (the “Company”) appointed May Su to the Board to hold office until the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). With this appointment the Board increased the size of the Board from the current eight members to nine members. Ms. Su was identified through a search process that was commenced in anticipation of Edward J. Brown, Jr.’s and Bruce C. Rhine’s previously announced retirement from the Board effective as of the Company’s Annual Meeting, which is expected to be held in May 2022.  The search process was led by the Nominating & Governance Committee. The Company issued a news release regarding Ms. Su’s appointment to the Board, which is filed as Exhibit 99.1.

Ms. Su is Chief Executive Officer of Kateeva, Inc., a company that builds inkjet deposition equipment solutions. Prior to becoming CEO, she served as Chief Marketing Officer of Kateeva from January 2018 until March 2020.  From May 2019 to March 2020, she also served as Kateeva’s Senior Vice President of sales. Prior to Kateeva, Ms. Su was an independent consultant from 2016 to 2018.  From 2012 to 2016, Ms. Su served as Vice President, Strategic Marketing and then Vice President, Strategic OEM Sales for Brooks Automation, Inc., a provider of automation, vacuum and instrumentation equipment for multiple markets, including semiconductor manufacturing, technology device manufacturing and life sciences.  From 2009 to 2012, Ms. Su was Vice President & General Manager for Crossing Automation Inc., a manufacturer of fab and tool automation products, which was acquired by Brooks Automation in 2012.  Prior to joining Crossing Automation, Ms. Su was President of U.S. & European Field Operations for Nova Measuring Instruments, Ltd., a provider of metrology devices for advanced process control used in semiconductor manufacturing, and before that held senior management roles with Aviza Technology, Inc., New-Wave Research, Inc., KLA-Tencor Corporation and Lam Research Corporation.  Ms. Su has served on the board of directors of Kateeva, Inc. since 2020.  She received her B.S. in Mechanical Engineering from Cornell University, her M.S. in Mechanical Engineering from University of California, Berkeley and her M.B.A. from the Santa Clara University-Leavey School of Business.

Ms. Su has been appointed to the Compensation Committee of the Board. As compensation for her services on the Board, Ms. Su will receive compensation consistent with the Company’s current compensatory arrangement for non-employee directors, as described under the heading “Compensation of Directors” in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 1, 2021. Ms. Rogge will also enter into a director Indemnification Agreement in the form filed as Exhibit 10.1 to the Form 8-K filed on September 13, 2021.

The Board has determined that Ms. Su qualifies as an “independent director,” as that term is defined in Item 407(a) of Regulation S-K, and also determined, after a review of her qualifications, that Ms. Su meets the additional New York Stock Exchange independence requirements for serving on the Compensation Committee.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	News Release, dated March 21, 2022 issued by the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Onto Innovation Inc.

Date: March 21, 2022	By: /s/ Yoon Ah Oh
Yoon Ah Oh VP & General Counsel